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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 or 15 (d) of the
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 25, 2000

                                   GENTEK INC.
               (Exact name of registrant as specified in charter)

                                    Delaware
                 (State or other jurisdiction of incorporation)



                001-14789                                 02-0505547
          (Commission File No.)                (IRS employer identification no.)

  Liberty Lane, Hampton, New Hampshire                       03842
(Address of principal executive offices)                  (zip code)

       Registrant's telephone number, including area code: (603) 929-2606




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ITEM 2:  ACQUISITION OR DISPOSITION OF ASSETS

         On August 25, 2000, GenTek Inc. ("GenTek") acquired the Digital Telecommunications Group (the "Digital Group") of Prestolite Wire Corporation, a privately held company ("Prestolite"), for $90 million (the "Acquisition"). The Digital Group designs, produces, markets, sells and distributes copper and fiber-optic wire and cable and related products for use in the telecommunications market. GenTek acquired the Digital Group through Krone Digital Communications Inc., an indirect wholly-owned subsidiary. The assets of the Digital Group, including a manufacturing plant located in Sidney, Nebraska, will be integrated with GenTek's telecommunications equipment segment. GenTek funded the Acquisition with cash on hand and through borrowings under the revolving portion of its credit facility.

         Paul M. Montrone, the Chairman of GenTek's Board of Directors, is the controlling shareholder of Prestolite. Accordingly, the Acquisition was reviewed and approved by a special committee of GenTek's Board of Directors composed of three independent directors (the "Special Committee"). In connection with its review of the Acquisition, the Special Committee received an opinion from Morgan Stanley & Co. Incorporated that the terms of the Acquisition were fair to GenTek from a financial point of view.

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ITEM 7:  EXHIBITS

         The following document is filed as an exhibit hereto:

         20.01 Press Release, dated July 6, 2000, announcing GenTek's agreement to acquire the Digital Group for $90 million.


         Pursuant to the requirements of the Securities Exchange Act of 1934, GenTek has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   GENTEK INC.


                                   By: /s/ Michael R. Herman
                                       ---------------------
                                       Name: Michael R. Herman
                                       Title: Vice President and General Counsel


Dated: September 8, 2000


                            STATEMENT OF DIFFERENCES

The trademark symbol shall be expressed as................................. 'TM'
The registered trademark symbol shall be expressed as......................  'r'


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